Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

MDNA Life Sciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
	Equity	Units, each consisting of one share of Common Stock, par value $.0001 per share, and one Warrant to purchase one share of Common Stock	457(o)	3,029,268	(3)	$6.125	$18,554,266.50	$.0001102	$2,044.68
	Equity	Common Stock, included as part of the Units (6)	457(i)	3,029,268			—	—	—
	Equity	Warrants included as part of the Units (6)(7)	457(i)	3,029,268			$—	$—	$—
	Equity	Common Stock issuable upon exercise of the Warrants included in the Units (1)(7)	457(o)	3,029,268		$7.66	$23,204,192.88	$.0001102	$2,557.10
	Equity	Representative’s warrants to purchase Common Stock (6)	457(g)	90,878	(5)		—	—	—
	Equity	Common Stock issuable upon exercise of the Representative’s warrants (1)(5)	457(g)	90,878	(8)		$695,784.99	$.0001102	$76.68

	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						42,454,244.37		$4,678.46
	Total Fees Previously Paid								$3,652.68

	Net Fee Due								$1,025.78

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	Includes 395,123 Units, consisting of 395,123 shares of Common Stock and 395,123 Warrants, which the underwriters have the option to purchase to cover over-allotments.

(4)	No fee required pursuant to Rule 457(g).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is equal to 125% of $556,628.34 (which is 3% of $18,554,278).

(6)	No fee required pursuant to Rule 457(i) under the Securities Act.

(7)	Represents the estimated exercise price for the warrants based on the maximum aggregate offering price per Unit in this offering.

(8)	Representative’s Warrants for up to 90,878 shares of common stock (79,024 plus 11,854 shares to cover the underwriters over-allotments option).